Exhibit 99.1

On March 3, 2009, the Executive Compensation Committee and the Board of Directors approved a further reduction in the annual base salary of the CEO and of certain other Named Executive Officers to be as shown below. The changes are effective as of March 9, 2009. These adjustments are in addition to those described in the Company’s earlier Form 8-K filed January 7, 2009. In addition the Executive Compensation Committee reduced by ten percent (10%) the annual base salary of the corporate officers whose salaries were not adjusted in January 2009 and reduced by fifty percent (50%) the target value of the July 2009 Long Term Incentive grants to be given to such corporate officers.

The Base Salary and Long Term Incentive grants for the Named Executive Officers as shown in the Compensation Discussion and Analysis section of the 2008 Proxy have been adjusted as follows:

Name	Base Salary in Proxy	Base Salary (efffective 3/9/2009)	Target LTI As % of Base per Proxy	Revised July 2009 LTI As % of Base

Brian Walker	$720,000	$583,000	225%	113%
Curt Pullen	$350,000	$300,000	100%	50%
Ken Goodson	$270,000	$231,000	$206,000	$103,000
Andy Lock	$330,000	$283,000	100%	50%

Additionally, on March 3, 2009, the Executive Compensation Committee also set the compensation of Greg Bylsma who was appointed Chief Financial Officer at the February 9, 2009 Board of Directors’ meeting. Mr. Bylsma’s base salary was set at $225,000, his target cash incentive was set at 60% and his target Long Term Incentive Grant was set at 50% of his base compensation.